As filed with the Securities and Exchange Commission on May 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	37-1979717
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Brickell Key Drive, Suite 1000

Miami, FL

(Address of Principal Executive Offices)

2020 Stock Incentive Plan

Summit Therapeutics Inc. Inducement Awards

(Full Title of the Plans)

Robert Duggan

Co-Chief Executive Officer

Summit Therapeutics Inc.

601 Brickell Key Drive, Suite 1000

Miami, FL 33131

(305) 203-2034

Mahkam Zanganeh

Co-Chief Executive Officer

Summit Therapeutics Inc.

601 Brickell Key Drive, Suite 1000

Miami, FL 33131

(305) 203-2034

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam Finerman, Esq.

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, NY 10111

Telephone: (212) 589-4233

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Summit Therapeutics Inc. (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an aggregate of 10,400,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), consisting of: (i) 6,400,000 additional shares of Common Stock that were added to the shares authorized for issuance under, and in accordance with, the Registrant’s Amended and Restated 2020 Stock Incentive Plan (the “2020 Plan”), effective January 1, 2025 (of which 3,061,572 shares are issuable upon the exercise of outstanding options granted under the 2020 Plan); and (ii) 4,000,000 shares of Common Stock reserved for future issuance as inducement to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Awards”) (of which 2,244,240 shares are issuable upon the exercise of outstanding inducement stock options granted by the Registrant as inducement to new employees in accordance with Nasdaq Listing Rule 5635(c)(4)). The Inducement Awards will be granted outside of the 2020 Plan, but pursuant to the terms of the 2020 Plan as if such Inducement Awards were granted under the 2020 Plan, pursuant to the “inducement” grant exception under Nasdaq Listing Rule 5635(c)(4) and have been approved by the Registrant’s Compensation Committee of the Board of Directors.

The Registrant previously registered shares of Common Stock for issuance under the 2020 Plan under Registration Statements on Form S-8 filed with the Commission on October 5, 2020 (File No. 333-249313), April 6, 2022 (File No. 333-264163), and May 1, 2024 (File No. 333-279024). Pursuant to General Instruction E to Form S-8 this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced in the preceding sentence.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which have been filed with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 24, 2025;

(b)

The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed), filed with the Securities and Exchange Commission on April 29, 2025;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the Commission on May 1, 2025;

(d)	The Registrant’s Current Reports on Form 8-K filed on January 24, 2025, April 23, 2025 and April 25, 2025; and

(e)

The description of the Registrant’s Common Stock contained on the Registrant’s Current Report on Form 8-K dated September 18, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that none of its directors shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s certificate of incorporation provides that any reasonable, documented, out-pocket expenses must be advanced to these indemnitees under certain circumstances.

The indemnification provisions contained in the Registrant’s certificate of incorporation are not exclusive. In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that the Registrant does not assume the defense of a claim against a director or executive officer, the Registrant is required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

In addition, the Registrant maintains standard policies of insurance under which coverage is provided to the Registrant’s directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)

4.2	Amendment to Restated Certificate of Incorporation of Summit Therapeutics Inc., as filed with the Delaware Secretary of State on July 27, 2022 (incorporated by reference to Exhibit 3.1 of Form 8-K filed by the Registrant on July 29, 2022, File No. 001-36866)

4.3	Amendment No. 2 to Restated Certificate of Incorporation, dated January 19, 2023 (incorporated by reference to Exhibit 5.1 of Form 8-K filed by the Registrant on January 20, 2023, File No. 001-36866)

4.4	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)

5.1	Opinion of Baker & Hostetler LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the registrant

23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Amended and Restated 2020 Stock Incentive Plan, dated October 12, 2023 (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-279024), filed with the Securities and Exchange Commission on May 1, 2024)

99.2	Form of Option Award under 2020 Stock Incentive Plan

99.3	Form of Restricted Stock Unit Agreement under 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.29 to the Company’s Current Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 29, 2020)

99.4	Form of Stock Option Inducement Grant Notice and Option Agreement Inducement Grant

107	Filing Fee Table

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 19, 2025.

SUMMIT THERAPEUTICS INC.

By:	/s/ Robert W. Duggan
Robert W. Duggan
Co-Chief Executive Officer and Executive Chairman (Principal Executive Officer)

By:	/s/ Mahkam Zanganeh
Dr. Mahkam Zanganeh
Co-Chief Executive Officer, President and Director (Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Duggan, Mahkam Zanganeh and Manmeet Soni, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Name	Position	Date
/s/ Robert W. Duggan Robert W. Duggan	Co-Chief Executive Officer and Executive Chairman (Principal Executive Officer)	May 19, 2025

/s/ Mahkam Zanganeh Dr. Mahkam Zanganeh	Co-Chief Executive Officer, President and Director (Principal Executive Officer)	May 19, 2025

/s/ Manmeet S. Soni Manmeet S. Soni	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial Officer)	May 19, 2025

/s/ Bhaskar Anand Bhaskar Anand	Head of Finance and Chief Accounting Officer (Principal Accounting Officer)	May 19, 2025

/s/ Robert F. Booth Dr. Robert F. Booth	Director	May 19, 2025

/s/ Alessandra Cesano Alessandra Cesano	Director	May 19, 2025

/s/ Kenneth Clark Kenneth Clark	Director	May 19, 2025

/s/ Jeff Huber Jeff Huber	Director	May 19, 2025

/s/ Mostafa Ronaghi Mostafa Ronaghi	Director	May 19, 2025

/s/ Yu Xia Dr. Yu Xia	Director	May 19, 2025